Firsthand Technology Value Fund, Inc.
150 Almaden Blvd., Ste. 1250
San Jose, CA 95113

August 2011

Dear Fellow Shareholders,

June 30, 2011, marked the end of the first quarter as a public company for Firsthand Technology Value Fund, Inc. (NASDAQ: SVVC). Before discussing various fund issues, please allow me to highlight some key points:

•	The fund’s NAV, as of June 30, 2011, is $26.47 per share. This represents approximately $92.6 million in total assets in the fund.

•	As of June 30, 2011, the fund had investments in private and public companies totaling $16.2 million, or $4.62 per share.

•	The fund’s cash position, as of June 30, 2011, was approximately $76.7 million, or $21.94 per share.

More details regarding the fund’s second-quarter 2011 financial performance can be found in our recent Form 10-Q filing, which is available on our website at www.firsthandtvf.com.

Market Price Discount
While we were generally pleased with the transition from an open-end fund to a closed-end fund, we were nonetheless disappointed by the magnitude of the discount to NAV on our common stock during the quarter. The market price of our shares is a significant concern to the Board and to me, and while I could articulate several potential reasons for the discount, suffice it to say that there have been more sellers than buyers of our stock. We are working hard to introduce the fund to the investment community and hope that our efforts lead the market price in the right direction.

Investment Strategy
The reorganization of Firsthand Technology Value Fund was proposed in order to take advantage of opportunities to invest in outstanding private technology and cleantech companies. Over the past 10 years, we have noticed a startling decline in interest among technology companies to offer their shares to the public (i.e., fewer IPOs). We believe there are several reasons for this phenomenon, not the least of which is a more challenging regulatory environment than existed in the 1990s during the Internet boom. As a result, more companies are choosing to be acquired or simply stay private than in any time in recent memory. This means that investments in these companies are increasingly available only to institutional and high-net-worth investors. Reorganizing Firsthand Technology Value Fund into a closed-end fund gives management an opportunity to make solid investments in companies that are largely off-limits to most mutual funds, and gives average investors access to the same private companies that have been the domain of institutional investors.

Firsthand Technology Value Fund, Inc. – page 2

Portfolio Composition
We currently have investments in a handful of private companies, most notably Silicon Genesis and SoloPower. These two companies have developed unique technologies to reduce the cost of solar-powered electricity generation. Silicon Genesis, using proton beam technology, has developed a process that is expected to reduce the cost of producing a silicon wafer, the basic building block for most solar panels today. SoloPower has developed a patented process for manufacturing flexible thin-film solar modules that dramatically reduce both manufacturing and installation costs, relative to rigid panels.

As we prepare to make additional investments over the next several quarters, we seek companies with the following characteristics:

•	Transformational technologies

•	Substantial barriers to entry (i.e. patents or other defensible intellectual property rights)

•	Experienced management team

•	Strong competitive position in an emerging market

•	Viable exit strategies

There are several markets and technologies that we find particularly attractive today, including LED lighting, energy efficiency, solar energy, social media, cloud computing, and mobile computing/communications. While valuations of social media companies have become inflated, valuations in most other areas remain very reasonable. We are actively pursuing several opportunities in these areas as I write this and we look forward to announcing a number of new investments later this year.

We recognize that this has been a challenging, and often confusing, past few months. We are hopeful that better days lie ahead, and we appreciate your continued support.

Sincerely,

Kevin Landis
Chief Executive Officer
Firsthand Technology Value Fund, Inc.

This letter may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this letter. Please see the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including but not limited to the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results. Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties. The reference to the website www.firsthandtvf.com has been provided as a convenience, and the information contained on such website is not incorporated by reference into this letter.